UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 12, 2007

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2007, the Company entered into a Securities Purchase Agreement ("SPA"), dated for identification purposes as of August 31, 2007, with Laurus Master Fund, Ltd. ("Laurus") and related agreements. Pursuant to the SPA, on September 12, 2007 Laurus completed a loan to the Company of $7,500,000 evidenced by a Secured Term Note ("Note") and was issued two warrants ("Warrants") for the purchase of a total of 119,000,000 shares of the Company’s Common Stock. The maturity date of the loan is August 31, 2009. Interest on the Note is payable monthly, with interest accruing at the rate of two percent above the prime rate, as determined from time to time, but at a rate of no less than 10.25% per annum. The $7,500,000 loan was disbursed principally as follows: 1) $620,000 was disbursed directly to the Company, 2) $6,420,600.61 of the proceeds of the Note were funded and placed in a restricted account, with the disbursement of such funds subject to the conditions described below, 3) $194,899.39 of the proceeds of the Note were paid to Laurus at closing in satisfaction of outstanding interest, dividends and other obligations owing to Laurus under other loans and securities previously issued to Laurus, and 4) Laurus Capital Management, LLC, was paid a closing fee of $262,500. The incremental release of the funds deposited into the restricted account will only occur pursuant to written operating budgets of the Company to be submitted to Laurus no less than monthly (the "Monthly Operating Budgets"), which budgets shall be, in form and substance acceptable to Laurus. If the Monthly Operating Budgets fail to be acceptable to Laurus in form or substance, no funds from the restricted account shall be released to the Company.

The Warrants have an exercise price of $0.01 per share and a term of ten years. In no event may the Warrants be exercised in excess of the number of shares which would cause the total number of issued and outstanding shares of the Company’s Common Stock plus the number of shares of Common Stock reserved for issuance under all outstanding options, warrants (including the Warrants) and preferred stock to exceed the number of the Company’s authorized shares of Common Stock. The Company’s current authorized number of shares is 80,000,000 shares. Pursuant to the SPA, the Company agreed that on or before March 5, 2008 it will seek and have obtained shareholder approval and will have amended its certificate of incorporation to increase its authorized Common Stock to no less than 300,000,000 shares. A failure to increase the Company’s authorized shares to at least 300,000,000 shares on or before such date will constitute an event of default under the Note.

Under the SPA, the Company also agreed to pay Laurus a monthly royalty payment equal to (x) two percent (2.0%) of all gross receipts of the Company arising from sales, licenses or royalty payments of any kind from any municipal, city, state or federal entity (each, a "Governmental Body") received by the Company within the previous calendar month; and (y) twelve percent (12.0%) of all gross receipts of the Company arising from sales, licenses or royalty payments of any kind (the "12% Royalty") from any entity that is not a Governmental Body received by the Company within the previous calendar month provided, however that solely with respect to gross receipts arising from sales of the Company’s BioSentry product to any entity that is not a Governmental Body, the 12.0% Royalty shall be reduced to 7%.

In connection with the SPA, the Company and Laurus also entered into an Omnibus Amendment which amended the terms of the Company’s Series G, I and J Convertible Preferred Stock held by Laurus to discontinue all monthly redemption obligations and to extend the respective redemption dates so that the full stated amount of such preferred stock will be redeemable, if not previously converted or redeemed, in full on August 31, 2009. The Omnibus Amendment also amended the Secured Revolving Note related to the Company’s working capital line of credit to extend its maturity date from March 27, 2008 to August 31, 2009 and amended the Term Note for $750,000 entered into in April, 2007 to extend its maturity date to August 31, 2009.

Pursuant to the SPA, the Company also agreed that by mid-October 2007 it will discontinue all business operations at its Burlington Vermont location ("Burlington") and sell the assets associated with the Burlington business to one or more third parties and transfer any remaining assets to the Company’s San Diego location.

Item 3.02 Unregistered Sales of Equity Securities.

On September 12, 2007, the Company issued the Warrants to Laurus as described in Item 1.01 above, which is incorporated herein by this reference. The issuance was in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933.

Item 5.01 Changes in Control of Registrant.

Exercise of the Warrants to purchase 119 million shares of the Company's Common Stock, as described in Item 1.01 above and incorporated herein by this reference, would result in Laurus owning more than 50% of the Company's Common Stock. As noted above, the Warrants may not be exercised to the extent that the exercise would exceed the authorized number of shares of the Company's Common Stock. The Company's current authorized number of shares is 80,000,000 shares, but the Company has agreed to seek and obtain shareholder approval by March 5, 2008 of an increase in its authorized shares to at least 300 million shares. Such an increase in the Company's authorized shares of Common Stock would enable full exercise of the Warrants.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press release dated September 17, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

September 18, 2007	By:	/s/ C. Neil Beer

Name: C. Neil Beer
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 17, 2007